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                                                                   EXHIBIT 10(x)

                                                               November 26, 2001

Rob Medeiros, General Manager
Gold Ranch Casino
Gold Ranch Road
Verdi, Nevada

Dear Rob:

     The following will outline our employee agreement that will go into effect on the closing date of the acquisition of the Gold Ranch Casino by the Sands Regent via its wholly-owned subsidy, Last Chance, Inc., and will be the only agreement between these entities and yourself. Neither Last Chance, Inc., nor The Sands Regent will be responsible for any prior agreements as an employee of Prospector Gaming Enterprises, Inc., or Peter and Steve Stremmel.

Position:      Your title, in addition to General Manager of the Gold Ranch
               Casino, will be that of Chief Operating Officer of the Sands
               Regent, the parent Company, and serve at the pleasure of the Board of Directors as an Officer and Board Member of Last
               Chance, Inc.

Term: This Agreement shall commence as of the date of the closing of the Gold Ranch acquisition and continue until the second anniversary of such date and shall be renewed annually on that date June 1st for an additional one-year period so that the term hereof at each renewal date shall be a two-year period unless either party to this Agreement gives notice prior to such renewal date that this Agreement shall not be renewed, in which case, this Agreement will terminate at the end of the ensuing year. It is understood that this Agreement may be terminated by you without consent of the Company or by the Company for cause.

               Cause shall be defined as a breach of a fiduciary obligation to any member of the Company, a continual failure to perform your duties to the Company, excessive absenteeism or dishonesty, your arrest, conviction, indictment or written confession of a felony, the inability to maintain in good standing a gaming license in the State of Nevada or any state the Company chooses to do business in or upon your death.

               In the event of your death or total disability, which precludes you from carrying out your assigned tasks, the salary portion of this Agreement will remain in effect for a six-month period.

               Should the Company terminate you without cause, you shall receive a continued salary at your then current level and insurance benefits as made available to other executive personnel for a continued twelve-month period.

Salary:        During the first twelve months, a salary of $165,000.00;
               during the second twelve months, a salary of $175,000.00.

               Salary to be paid in accordance with the Company policy for the payment of Company executives.


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Rob Medeiros
Re: Employment Agreement
November 26, 2001

Page TWO

Bonus: Should pre-established, financial, operational and strategic goals of the Company be met, you will be eligible for a bonus of up to 40% of your annual compensation. It is understood that you must be employed by the Company in good standing on the date bonuses are paid in line with other senior management positions. Should this Agreement go into effect covering only a partial segment of the Company's fiscal year, bonus eligibility would be prorated for that period.

Stock
Options: As of the date of this Agreement, the Company hereby grants to you an option to purchase 60,000 shares of the common stock of the Company at a price reflecting the closing market price as of that date. An additional 60,000 shares of common stock will be granted on the first anniversary date. Should this Agreement be extended an additional year, then an additional 60,000 shares of commons stock will be granted on the first day of that twelve-month period. These stock options shall vest over a four-year period, 25% each year, and are subject to the terms and conditions of the Sands Stock Option Plan.

Car: It is understood that you have a company vehicle at your disposal that is currently leased. You will retain use of said vehicle until the expiration of that lease, and there is no provision in this Agreement for future use of a company vehicle beyond the current lease term.

Insurance
Benefits:      You will be eligible to participate in all insurance programs in like manner to senior management and such benefits will be made available immediately upon hire.

Vacation
Benefits:      You shall have four weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to you and the Company. You will retain all vacation benefits currently accrued through Gold Ranch. Such accrued benefits will be transferred with your employment by the Sands Regent.

Rob, I believe your skills and enthusiasm will be a huge asset to our Company and I look forward to working with you in the future.

Best wishes,


/s/ Ferenc B. Szony
Ferenc Szony, President and
Chief Executive Officer

                                         AGREED to this 3rd day of January 2002.

                                         /s/ Rob Medeiros
                                         Rob Medeiros